Exhibit 23.4


                          INDEPENDENT AUDITORS' CONSENT




The Board of Directors
ClearOne Communications, Inc.

We consent to incorporation by reference in the registration statement on Form S-4 of ClearOne Communications, Inc. of our report dated February 16, 2000, relating to the balance sheet of E.mergent, Inc. as of December 31, 1999 and the related statements of operations, stockholders' equity, and cash flows for each of the years in the two year period ended December 31, 1999, which report appears in the December 31, 2000 annual report on Form 10-KSB of E.mergent, Inc.


/s/ Boulay, Heutmaker, Zibell & Co., PLLP


Minneapolis, Minnesota
February 5, 2002